UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 12, 2010
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On November 12, 2010, upon the recommendation of the Compensation and Options Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Amtech Systems, Inc. (the “Company”), the Board approved restricted stock and option grants for its executives. Jong S. Whang, the Company’s Chairman of the Board and Chief Executive Officer, received a grant of an option to purchase 26,667 shares of the Company’s common stock and a restricted stock grant of 13,333 shares of the Company’s common stock. Fokko Pentinga, the Company’s President, received a grant of an option to purchase 23,333 shares of the Company’s common stock and a restricted stock grant of 11,667 shares of the Company’s common stock. Bradley C. Anderson, the Company’s Vice President—Finance and Chief Financial Officer, received a grant of an option to purchase 11,667 shares of the Company’s common stock and a restricted stock grant of 5,833 shares of the Company’s common stock. Robert T. Hass, the Company’s Chief Accounting Officer, received a grant of an option to purchase 1,333 shares of the Company’s common stock and a restricted stock grant of 667 shares of the Company’s common stock. Each of the restricted stock and option grants will vest in four (4) equal annual installments beginning on November 12, 2011. All options granted have an exercise price of $17.12 (the closing price of the Company’s common stock on November 11, 2010).

On November 12, 2010, the Compensation Committee also approved annual incentive bonuses for fiscal year 2010 in accordance with the Company’s executive compensation strategy. The Board approved a bonus for Jong S. Whang for fiscal year 2010 in the amount of $420,000. The Board approved a bonus for Fokko Pentinga for fiscal year 2010 in the amount of $382,091. The Board approved a bonus for Bradley C. Anderson for fiscal year 2010 in the amount of $240,000. The Board approved a bonus for Robert T. Hass for fiscal year 2010 in the amount of $74,000.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: November 18, 2010	By:	/s/Robert T. Hass
		Name:	Robert T. Hass
		Title:	Chief Accounting Officer and
Assistant Secretary